Exhibit 99.1

Jeffrey C. Ackerman Appointed Executive Vice President and Chief Financial Officer

GREENSBORO, N.C., Sept. 5, 2017 – Global leader of innovative and sustainable textile fiber solutions Unifi, Inc. (NYSE: UFI) today announced the appointment of Jeffrey C. Ackerman as executive vice president and chief financial officer, effective immediately.

Commenting on the appointment, Unifi’s Chief Executive Officer Kevin Hall said: “Jeff has a proven track record in finance, accounting and IT management in complex international markets. His extensive international experience will be instrumental in managing the expansion of our global footprint.”

Ackerman brings to Unifi twenty-five years of experience in business and financial management at leading consumer brands and global companies. He has served in executive roles for The Fresh Market, Sealy Corporation, Dade Behring, and PepsiCo’s Frito-Lay.

“Jeff will help Unifi develop robust processes to increase efficiency,” said Hall. “We are excited to add someone of Jeff’s caliber to our executive team and believe his experience as a leader in finance in both the manufacturing and retail industries will enhance our ongoing efforts to provide superior shareholder value.”

ABOUT UNIFI:

Unifi, Inc. (NYSE: UFI) is a multi-national manufacturing company that produces and sells recycled and other processed yarns designed to meet customer specifications, and premium value-added (“PVA”) yarns with enhanced performance characteristics. Unifi maintains one of the textile industry’s most comprehensive polyester and nylon product offerings. Unifi enhances demand for its products, and helps others in creating a more effective textile industry supply chain, through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. In addition to its flagship REPREVE® products – a family of eco-friendly yarns made from recycled materials – key Unifi brands include: SORBTEK®, REFLEXX®, aio®—all-in-one performance yarns, SATURA®, AUGUSTA® A.M.Y.®, MYNX® UV, and MICROVISTA®. Unifi’s yarns are readily found in the products of major brands in the apparel, hosiery, automotive, home furnishings, industrial and other end-use markets. For more information about Unifi, visit www.unifi.com; to learn more about REPREVE®, visit www.repreve.com.

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